Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson
CFO	President
China Biologic Products, Inc.	CCG Investor Relations
Tel: +86-538- 6202206	Tel: +1-646-213-1915 (NY office)
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgir.com

For Immediate Release

China Biologic Products Reports Second Quarter 2008 Results

Taian City, Shandong Province, PRC – August 14, 2008 – China Biologic Products, Inc. (CBPO.OB) ("China Biologic," the "Company"), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China ("PRC"), today reported financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights

  Revenues increased 35.1% year-over-year to $11.9 million

  Gross profit increased 36.4% to $8.3 million over the second quarter 2007

  Gross margin improved to 69.5%, from 68.8% for the same period last year

  Operating income totaled $5.0 million, down 1.5% from the previous year

  Net income totaled $2.0 million, or $0.09 per diluted share

  Non-GAAP net income was $3.3 million, a 4.2% decline over 2007, or $0.15 per diluted share*

* Excludes Stock Based Compensation ("SBC"). See Table 1 for a reconciliation of Net Income and EPS to exclude SBC.

"We are pleased to report solid revenue and profitability in the second quarter, primarily due to strong demand and price increases for our plasma based products," said Mr. Chao Ming Zhao, CEO of China Biologic Products, "During the quarter, we received approvals from the SFDA to produce Cryoprecipitate and to conduct clinical trials of Human Prothrombin Complex. We are now one of the few producers offering the widest range of Human Albumin products available in China. We also received approval during the period to set up a new plasma collection station in Guangxi Province due to the relocation of our Fang Cheng Plasma Collection Station, which represents a significant milestone for our Company and further secures our plasma supply."

During the quarter, the Company achieved the following milestones:

  Received approval for the production of Cryoprecipitate and clinical trials of Human Prothrombin Complex

  Began production and sales of Human Albumin 12.5g/vial (25%, 50 ml)

  Received approval to purchase excess clinical plasma

  Received approval to set up a new plasma collection station in Pu Bei County, Guangxi Province to replace its Fang Cheng Plasma Collection Station

Second Quarter 2008 Results

Revenues for the second quarter of 2008 were $11.9 million, up 35.1% compared to $8.8 million for the same period of 2007. The increase in revenues is primarily attributable to a general increase in prices of plasma based products together with foreign exchange translation benefits. During the second quarter, plasma based products experienced a price increase of approximately 51.2%, weighted average, period to period, which was offset by a decrease in the sales volume by four of the Company’s products, including human albumin. The decrease in sales volume is due primarily to the Company stockpiling inventory to meet the expected demand for its products during its month-long maintenance shut-down that commenced in late July.

Gross profit was up 36.4% to $8.3 million, while the gross margin was 69.5% for the second quarter of 2008, compared with approximately $6.1 million and 68.8% in the second quarter of 2007, respectively. The 0.7% increase in gross margin was mainly due to the increased sales of higher margin products.

Total operating expenses for the second quarter of 2008 were $3.3 million, or 27.8% of revenue, up 221.2% from the same period in 2007. Selling expenses increased 149.2% to $0.51 million. The increase in selling expense is primarily due to the increase in compensation for sales personnel as the company restructured its employee compensation companywide. General and administrative ("G&A") expenses were $1.3 million or 10.6% of revenue, an increase of 67.3% from the same period last year. The increase in G&A is mainly due to the increase in personnel cost, auditing, and legal fees and costs associated with increased investor relation activities. A non-cash employee compensation expense of $1.3 million was created by the Company’s adoption of the 2008 Equity Incentive Plan on May 2008. Research and development expenses increased 290.1% to $0.28 million, or 2.3% of revenues, compared to 0.8% of revenues in the same period last year. The dollar and percentage increase was primarily due to the increase in research activities and clinical trials of the Company’s new products.

As a result of the increase in operating expenses, income from operations decreased 1.5% to $5.0 million during the second quarter of 2008, representing an operating margin of 41.7%, as compared to $5.0 million and 57.1% in the same period 2007.

Provision for income taxes increased 150.2% year over year to $2.1 million. The Company provisioned its income tax for the second quarter of 2008 at the new PRC corporate income tax rate of 25%, as compared with the 15% preferential tax rate during the fiscal year 2007. The Company is in the process of applying for status as a new or high technology company in order to qualify for the favorable tax rate of 15%.

Net income for the second quarter of 2008 decreased 40.9% year over year, to $2.0 million or $0.09 per fully diluted share. Net margin during the period was 17.1%, compared to 39.0% in the same quarter last year. The decrease in net income was materially impacted by a one-time non-cash employee compensation recognized pursuant to SFAS 123(R), and by the negative effect of China’s newly-implemented Unified Corporate Income Tax Law on the Company’s enterprise income tax.

Non-GAAP net income in the second quarter of 2008 was $3.3 million or $0.15 per fully diluted share, a 4.2% decrease from non-GAAP net income of $3.4 million, or $0.16 per fully diluted share in the second quarter of 2007.*

* Excludes Stock Based Compensation ("SBC"). See Table 1 for a reconciliation of Net Income and EPS to exclude SBC.

Six Months Results

For the first six months of 2008, total revenue was $19.8 million, up 19.8% from the first six months of 2007. Gross profit for the first six months of 2008 was $14.2 million, up 35.2% from $10.5 million in the comparable period a year ago. Gross margin was 71.7% compared to 63.6% for the first six month of 2008 and 2007, respectively. Income from operations for the period was $8.6 million, up 9.4% from $7.8 million in the first six months of 2007. Net income for the first six months of 2008 was $4.3 million, down 19.5% from $5.3 million in the first six months of 2007. Fully diluted earnings per share were $0.20 for the first six months of 2008 compared to $0.25 in the first six months of 2007. The six-month net income was impacted by non cash employee compensation and the newly-implemented PRC enterprise income tax law.

Financial Condition

As of June 30, 2008, the Company had $8.8 million in cash, approximately $14.3 million in working capital and a current ratio of 2.5. Shareholder’s equity at the end of the second quarter of 2008 stood at $29.8 million compared to $22.4 million at the end of 2007.

Recent Developments

(1) The Company began operation of its newly constructed plasma collection station in Qi He County, Shandong Province.

(2) The Company was honored with the Advanced Technology Certification for Foreign-Funded Enterprises.

(3) On July 24, 2008, the Board of Directors of the Company appointed Mr. Sean Shao, Dr. Jie Gan, and Dr. Tong-Jun Lin to serve on the Board as "independent directors" of the Company (the "Independent Directors"), as that term is defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. On the same date, the Board also established the Audit Committee, with all three Independent Directors as the members, and adopted the Audit Committee Charter. Mr. Sean Shao was appointed as the Chair of the Audit Committee.

(4) The Company began annual maintenance of its production facilities on July 25, 2008. The maintenance period will last for one month. During the required maintenance period, the Company will conduct any required major maintenance of its production equipment to ensure the efficiency and safety of subsequent production. The Company will also take advantage of the maintenance period to train its staff, and allow them to take proper vacation time as required by Chinese labor laws. The Company has sufficient product inventories on hand to meet market demand during the maintenance period. In addition, operation of the Company’s plasma collection stations will continue as usual to ensure that the manufacturing facilities can resume their normal operations at the end of the maintenance period.

(5) On August 7, 2008, the Board of Directors of the Company established a Governance and Nominating Committee and a Compensation Committee and appointed each of the Company’s Independent Directors to each committee. Dr. Lin was appointed to serve as the Chair of the Governance and Nominating Committee and Dr. Gan was appointed to serve as the Chair of the Compensation Committee.

Business Outlook

For the most recent quarter, the Company received SFDA approval in a variety of plasma-based products including the approval to supply Cryoprecipitate to Green Cross China for the use in the production of Human Coagulation Factor VIII, an effort that leads the Company to focus on research and development of Human Coagulation Factor VIII. The Company also received approval to commence clinical trial of its new Human Prothrombin Complex for the production and sale of human albumin 12.5g/vial 925%, 50ml). The Company is currently one of the few producers offering the widest range of Human Albumin products available in the Chinese market. Management believes that these approvals are a reflection of the Company’s R&D efforts to upgrade its product portfolio.

Realizing that the supply of human plasma is one of the keys to success in the industry, the Company sought and obtained approval to relocate its Fang Cheng plasma collection station to Pu Bei County, Guangxi Province, in an effort to increase collection volumes. The Company also began operations at its newly constructed Qi He station in July, which is expected to greatly expand the Company’s plasma supply. The station has the capacity to collect human plasma from 1,000 donors daily, the equivalent of 100 metric tons of plasma supply annually.

The Company began the annual maintenance of its production facilities on July 25, 2008. The maintenance period is expected to last for one month, during which production at the Company’s manufacturing facilities will be suspended. Annual maintenance allows the Company to conduct any required major maintenance of its production facilities and equipment to ensure the efficiency and safety of subsequent production. The Company has sufficient product inventories on hand to meet customer demands during the maintenance period. In addition, operation of the Company’s plasma collection stations will continue as usual to ensure that the manufacturing facilities can resume their normal operations at the end of the maintenance period.

Commencing July 1, 2008, the PRC government imposed a new measure setting the quarantine period for blood plasma used as materials for blood products. This new measure required all blood plasma used to make blood products to be placed in quarantine for a 90-day period, after which time the donors of such plasma will be required to take a second screening test before the plasma can be put into production. In preparation for this new measure, the Company stocked its plasma inventory during the second quarter and is expected to have sufficient supplies when its production facilities reopen in late August 2008. In addition, during the second quarter, the Company increased its inventory of finished goods in order to meet the anticipated needs of its customers during the third quarter of 2008.

The foregoing measure as well as the continued restriction on the importation of foreign plasma based products have placed pressure on the already tightened supply of plasma available for production. In addition, the overall effect of these and other regulations has been to reduce competition and increase the barriers to entry. In order to maintain its favorable position in the industry, the Company is focusing on its research and development efforts on securing plasma supply and on the development and production of new high quality plasma-based products.

"We are pleased with our operational results given the government’s restriction on both the supply of human plasma and the slow approval process of the plasma-based products for sale earlier in the year," remarked Mr. Zhao. "Now that the government approval process for plasma based finished goods has returned to more normal levels, we are optimistic about our outlook for the remainder of the year. We have made great efforts to secure raw material inventories and finished products in order to better serve our customers."

*TABLE 1
CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

Adjusted Net Income	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$3,297,342	$0.15	$3,443,500	$0.16
Non-cash employee compensation (1)	$1,263,188	$0.06	-	-
Amount per consolidated statement of operations	$2,034,154	$0.09	$3,443,500	$0.16

Adjusted Net Income	Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$5,565,142	$0.26	$5,342,343	$0.25
Non-cash employee compensation (1)	$1,263,188	$0.06	-	-
Amount per consolidated statement of operations	$4,301,954	$0.20	$5,342,343	$0.25

(1) Non-cash compensation expense of $1,263,188 in connection with adoption of the equity incentive plan granting share options on the Company's common stock to employees and directors

Use of Non-GAAP Financial Measures

GAAP results for the three months ended June 30, 2008 include non-cash stock based compensation charges. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiary Shandong Taibang, is currently the only plasma-based biopharmaceutical company approved by the government of Shandong Province, the second largest province with a population of 93 million. The company is engaged primarily in research, manufacturing, and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. Plasma-based Human Albumin is used mainly to increase blood volume while Immunoglobulin is used for disease prevention and treatment.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

--FINANCIAL TABLES FOLLOW--

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

REVENUES	$11,925,842	$8,826,059	$19,774,849	$16,503,911

COST OF SALES	3,638,128	2,750,972	5,587,026	6,012,348

GROSS PROFIT	8,287,714	6,075,087	14,187,823	10,491,563

OPERATING EXPENSES
Selling expenses	510,565	204,855	1,005,094	702,468
General and administrative expenses	1,266,592	757,016	2,858,666	1,708,341
Research and development expenses	279,833	71,728	463,615	221,635
Compensation expense	1,263,188		1,263,188
TOTAL OPERATING EXPENSES	3,320,178	1,033,599	5,590,563	2,632,444

INCOME FROM OPERATIONS	4,967,536	5,041,488	8,597,260	7,859,119

OTHER EXPENSES
Interest income	(19,601)	(4,386)	(30,490)	(17,113)
Interest expense	18,755	18,692	44,672	63,337
Other income	(364)	(23)	(567)	(4,093)
Other expense	52,405	15,400	53,019	27,135
TOTAL OTHER EXPENSES	51,195	29,683	66,634	69,266

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	4,916,341	5,011,805	8,530,626	7,789,853

PROVISION FOR INCOME TAXES	2,123,843	848,852	2,864,325	1,298,962

NET INCOME BEFORE MINORITY INTEREST	2,792,498	4,162,953	5,666,301	6,490,891

LESS MINORITY INTEREST	758,344	719,453	1,364,347	1,148,548

NET INCOME	2,034,154	3,443,500	4,301,954	5,342,343

FOREIGN CURRENCY TRANSLATION GAIN	747,767	370,319	1,871,125	463,092

OTHER COMPREHENSIVE INCOME	$2,781,921	$3,813,819	$6,173,079	$5,805,435

BASIC EARNINGS PER SHARE
Weighted average number of shares	21,434,942	21,434,942	21,434,942	21,434,942
Earnings per share	$0.09	$0.16	$0.20	$0.25

DILUTED EARNINGS PER SHARE
Weighted average number of shares	21,664,429	21,434,942	21,808,852	21,434,942
Earnings per share	$0.09	$0.16	$0.20	$0.25

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007

ASSETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS:
Cash	$8,775,242	$5,010,033
Accounts receivable, net of allowance for doubtful accounts of $1,202,838
and $1,238,772 as of June 30, 2008 and December 31, 2007, respectively	939,406	316,869
Notes receivable	68,142	41,130
Other receivables	659,799	425,163
Other receivable- related party	307,481	290,307
Inventories	12,759,906	9,505,074
Prepayments and deferred expense	395,949	138,756
Total current assets	23,905,925	15,727,332

PLANT AND EQUIPMENT, net	18,132,745	15,434,124

OTHER ASSETS:
Advances on equipment purchases	791,014	711,459
Long term prepayment - related party	549,605	516,456
Intangible assets, net	929,738	915,874
Total other assets	2,270,357	2,143,789

Total assets	$44,309,027	$33,305,245

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,546,739	$2,677,587
Short term loans - bank	-	685,500
Short term loan - minority shareholder	769,060	722,674
Other payables and accrued liabilities	1,980,188	1,200,068
Other payable - land use right	324,411	305,571
Dividend payable	643,842	506,626
Customer deposits	696,966	398,794
Taxes payable	2,604,880	384,788
Total current liabilities	9,566,086	6,881,608

COMMITMENT AND CONTINGENCIES	40,899	142,120

MINORITY INTEREST	4,870,150	3,885,892

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942
shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	2,143	2,143
Paid-in-capital	10,651,493	9,388,305
Statutory reserves	5,334,520	4,513,077
Retained earnings	9,363,817	5,883,306
Accumulated other comprehensive income	4,479,919	2,608,794
Total shareholders' equity	29,831,892	22,395,625

Total liabilities and shareholders' equity	$44,309,027	$33,305,245

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,301,954	$5,342,343
Adjustments to reconcile net income to cash
provided by operating activities:
Recovery of bad debt previously reserved	(107,583)	-
Minority Interest	1,364,347	1,148,548
Depreciation	579,754	417,406
Amortization	53,192	23,686
Loss on disposal of equipment	1,900	4,064
Stock-based compensation	1,263,188	-
Change in operating assets and liabilities:
Accounts receivable	(477,858)	458,758
Notes receivable	(23,694)	57,721
Other receivables	(201,576)	(1,317,291)
Other receivables – shareholders	1,419	(146,149)
Inventories	(2,571,137)	(989,274)
Prepayments and deferred expenses	(241,377)	187,928
Accounts payable	(294,290)	36,733
Other payables and accrued liabilities	683,527	298,787
Other payable – land use right	(752)	-
Customer deposits	264,990	1,239,099
Taxes payable	2,134,302	547,273
Contingent liability	(107,273)	-
Net cash provided by operating activities	6,623,033	7,309,632
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(2,245,627)	(3,830,236)
Additions to construction in progress	-	9,393
Additions to intangible assets	(9,517)	(46,213)
Proceeds from sale of equipment	3,546	-
Advances on building, equipment and intangible assets purchases	(32,945)	(5,672)
Net cash used in investing activities	(2,284,543)	(3,872,728)
CASH FLOWS FINANCING ACTIVITIES:
Restricted cash	-	(65,750)
Proceeds from short term loans – bank	-	1,297,100
Payments on short term loans – bank	(709,200)	(2,511,400)
Proceeds from employee loans	-	752,750
Payments on long term debt	-	(194,565)
Dividends paid to minority shareholders	(283,680)	(476,597)
Net cash (used in) provided by financing activities	(992,880)	(1,198,462)
EFFECTS OF EXCHANGE RATE CHANGE IN CASH	419,599	41,654
INCREASE IN CASH	3,765,209	2,280,096
CASH, beginning of period	5,010,033	4,268,220
CASH, end of period	$8,775,242	$6,548,316
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$850,605	$743,113
Interest paid (net of capitalized interest)	$29,901	$55,714